EXHIBIT 19.1
INSIDER TRADING POLICY

PURPOSE
The purpose of this Insider Trading Policy (the “Policy”) is to describe Republic Services, Inc.’s and its subsidiaries’ (“Republic” or the “Company”) policies for compliance with federal securities laws regarding trading in securities on the basis of Material Nonpublic Information.

SCOPE
This Policy applies to all employees, officers, directors, consultants and contractors of the Company (collectively referred to in this Policy as “Company Representatives”).

REQUIREMENTS AND RESPONSIBILITIES
Policy Statement

All Company Representatives who possess Material Nonpublic Information about the Company are prohibited from purchasing or selling securities, including debt and equity securities, of the Company (collectively referred to in this Policy as “Company Securities”) or passing on such Material Nonpublic Information to others. Additionally, all Company Representatives are prohibited from trading in the securities of any other company if they are in possession of Material Nonpublic Information about that company that they obtained in the course of their employment with or service to the Company.

Company Representatives are prohibited from engaging in certain specific transactions (“Prohibited Transactions”) at all times, regardless of their possession of Material Nonpublic Information. These Prohibited Transactions include hedging, pledging, “short sales,” and “in-and-out” trading of Company Securities, among other Prohibited Transactions, as more fully described in the related Insider Trading Procedures (the “Procedures”).

This Policy and the Procedures do not apply to the following involving Company Representatives who are not Insiders:

•The exercise of an employee stock option (where the acquired shares are not sold) or the exercise of a tax withholding right pursuant to which a Company Representative elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements.

•The exercise of a tax withholding right pursuant to which a Company Representative elects to tender back to the Company shares of vested restricted stock or to have the Company withhold shares issuable upon vesting of restricted stock units to satisfy tax withholding requirements at the time of vesting.

This Policy and the Procedures do apply, however, to the following:

•Any sale of stock following a Company Representative’s exercise of an option as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating cash needed to pay the exercise price of an option or otherwise.

•Any Company Representative’s sale of stock following the vesting of shares of restricted stock or restricted stock units.

Refer to the Procedures for information regarding responsibilities, controls and processes that must be followed to comply with this Policy.

CONSEQUENCES OF NON-COMPLIANCE
Any Republic employee, regardless of position or title, who violates any provision of this policy, may be subject to disciplinary action, including in certain circumstances termination of employment. Violations by any third party acting on behalf of the Company may result in removal of assignment.

REPORTING AND PROTECTION FROM RETALIATION
Employees are encouraged to speak up without fear of retaliation when they see or suspect policy violations. Retaliation is prohibited and will not be tolerated at Republic. Retaliation means that an employee is subjected to a negative consequence for reporting a concern under this Policy or participating in an investigation under this Policy.

DEFINITIONS
“Insiders” means the Company’s Board of Directors (“directors”) and officers as defined pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“Material Nonpublic Information” means any information about a company, or its business, not generally available to the public which a reasonable investor would consider important in deciding whether to buy, hold, or sell any securities in the company. The SEC and the courts have generally given a broad interpretation to what is considered “material information.” The following is a non-exhaustive list of examples of Material Nonpublic Information: (i) information about a transaction that will significantly affect the financial condition of a company; (ii) projections of future earnings or losses; (iii) news of a pending or proposed merger, acquisition or tender offer; (iv) news of a significant sale of assets or the disposition of a subsidiary; (v) dividend actions; (vi) changes in management; (vii) major new customers, projects, products or services; (viii) impending bankruptcy or financial liquidity problems; (ix) gain or loss of a substantial contract; (x) important financing transactions; (xi) labor negotiations; (xii) major marketing changes; or (xiii) information about cyber security risks or incidents. Either positive or negative information may be material. Any information that could reasonably affect the market price of a security is material. When doubt exists, the information should be presumed to be material.

Original effective date: 03/15/2010
Latest revision date: 07/01/2023